CONFIDENTIAL
TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”), dated as of September 30, 2005, is made and entered into by and between America Online, Inc. (“AOL”), a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and America Online Latin America, Inc. (“AOLA”), a Delaware corporation, with its principal offices at 6600 N. Andrews Avenue, Suite 400, Ft. Lauderdale, Florida 33309 (each a “Party” and collectively the “Parties”). Capitalized terms that are used but not defined herein shall be as defined in the Localization Services, Licensing and Content Programming Agreement between the Parties effective as of September 2, 2004, as amended (the “Agreement”). The Parties desire to terminate the Agreement as set forth herein.

TERMS

1.	Termination. Effective as of 11:59 p.m. Eastern Standard Time on September 30, 2005 (the “Termination Date”), the Parties hereby agree to terminate the Agreement; provided that those provisions of the Agreement which by their terms survive termination of the Agreement. Notwithstanding the foregoing, Section 8(e)(ii) of the Agreement (Wind-Down Period) shall not survive termination of the Agreement and shall have no further force and effect as of the Termination Date.

2.	No Further Services; No Further Payments. Effective as of the Termination Date, under this Agreement (a) AOLA shall have no further obligation to provide Localization Services, Content Programming Services, or other Services to AOL; (b) AOL shall have no further obligation to offer any Product Program to AOLA; and (c) AOL shall have no further obligation to make any payments to AOLA.

3.	Software Licenses. The Parties acknowledge and agree that during the Term of the Agreement, AOL provided to AOLA access to Tools and other software listed on Exhibit A attached hereto for use in connection with AOLA’s performance under the Agreement (collectively, the “Software”). Effective as of the Termination Date, all licenses to the Software shall terminate. The Parties agree that no tangible copies of such Software were provided to AOLA at any time.

4.	Bankruptcy Court Approval. This Termination Agreement shall not become effective unless and until the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has approved this Termination Agreement and has authorized AOLA to enter into this Termination Agreement.

5.	Release. Effective as of the Termination Date, AOL hereby releases and forever discharges AOLA, its subsidiaries and all of their stockholders, employees, directors and officers (past and present), from and against any and all causes of action (in law or equity), claims, demands, or other obligations or liabilities of any nature whatsoever, whether known or unknown, which AOL or any of its affiliates (specifically excluding AOLA and its subsidiaries), stockholders, employees, directors or officers (past or present) have arising out of, or in connection with, the Agreement, which exist as of the Termination Date, except in connection with those provisions which survive termination of the Agreement. Effective as of the Termination Date, AOLA hereby releases and forever discharges AOL and all of its affiliates (specifically excluding AOLA and its subsidiaries), stockholders, employees, directors and officers (past and present), from and against any and all causes of action (in law or equity), claims, demands, or other obligations or liabilities of any nature whatsoever, whether known or unknown, which AOLA or any of its subsidiaries, stockholders, employees, directors or officers (past or present) have arising out of, or in connection with, the Agreement, which exist as of the Termination Date, except in connection with those provisions which survive termination of the Agreement.

6.	Entire Agreement. This Termination Agreement is the entire agreement between the Parties regarding its subject matter. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the Parties, oral or written, regarding such subject matter. This Termination Agreement shall not be modified unless done so in a writing signed by authorized representative officers of both Parties.

7.	Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects with the laws of the State of New York, except for its conflicts of laws principles.

8.	Jurisdiction. The Parties agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising out of or relating to this Termination Agreement and the transactions contemplated thereby and agrees not to commence any litigation relating thereto except in the Bankruptcy Court, while AOLA’s voluntary case pursuant to chapter 11 of title 11, United States Code, is pending before the Bankruptcy Court.

9.	Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the date first written above.

AMERICA ONLINE, INC.	AMERICA ONLINE LATIN AMERICA, INC
By: /s/ David Wellisch	By: /s/ Osvaldo Banos

Print Name: David Wellisch	Print Name: Osvaldo Banos

Title: VP & GM AOL Latino	Title: EVP & Chief Financial Officer

Date: October 7, 2005	Date: September 30, 2005